Exhibit 10.2

EXECUTION COPY

SECOND AMENDMENT
TO
MASTER REPURCHASE AGREEMENT

SECOND AMENDMENT, dated as of June 30, 2011 (the “Amendment”), to the Master Repurchase Agreement dated as of December 3, 2010, as amended by that certain First Amendment to Master Repurchase Agreement dated as of April 8, 2011 (the “Existing Master Repurchase Agreement”), by and among Excel Mortgage Servicing, Inc., a California corporation, with an address at 19500 Jamboree Road #400, Irvine, California 92612, as a seller (“Excel”), AmeriHome Mortgage Corporation, a Michigan corporation, with an address at 2141 W. Bristol Road, Flint, Michigan 48507, as a seller (“AmeriHome”) (Excel and AmeriHome are individually and collectively referred to herein as “Seller”), and Customers Bank, a Pennsylvania state-chartered bank, with an address at 99 Bridge Street, Phoenixville, Pennsylvania 19460 (the “Buyer”).

RECITALS

The Seller has requested the Buyer to agree to amend the Existing Master Repurchase Agreement as set forth in this Amendment.  The Buyer is willing to agree to such amendment, but only on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS

Definitions.  Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Existing Master Repurchase Agreement.

ARTICLE II
AMENDMENT

1.                                       The following definitions contained in Section 1 (Definitions) of the Existing Master Repurchase Agreement are hereby deleted and replaced in their entirety by the following:

“LIBOR” means, as of any day, the rate per annum (rounded upward, if necessary to the nearest 1/16th of 1%) obtained by dividing (1) one-month interest period London Interbank Offered Rate fixed by the British Bankers Association for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) on such day as determined by the Buyer for such day from any broker, quoting service or commonly available source utilized by the Buyer by (2) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against

“Eurocurrency Liabilities” as specified in Regulation D (or against any other applicable category of liabilities) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Lender’s sole discretion.

“Pricing Rate” means LIBOR plus:

(1)                                  3.5% with respect to Transactions from the Purchase Date to thirty (30) days from the Purchase Date;

(2)                                  4.5% with respect to Transactions from the thirty-first (31st) day to the forty-fifth (45th) day from the Purchase Date;

(3)                                  5.5% with respect to Transactions from the forty-sixth (46th) day to the seventy-fifth (75th) day from the Purchase Date;

(4)                                  6.5% with respect to Transactions from the seventy-sixth (76th) day to the ninetieth (90th) day from the Purchase Date;

(5)                                  the rate determined in the sole discretion of Buyer with respect to any other Transactions so identified by Buyer in agreeing to enter into such Transaction.

The Pricing Rate shall change in accordance with LIBOR.

“Purchase Price” means on each Purchase Date, the price at which Mortgage Loans are transferred by Seller to Buyer.  The Purchase Price Percentage shall be applied against the lesser of the Note amount or the Take-out Purchase Price (if applicable) of the Mortgage Loan to determine the Purchase Price.

“Repurchase Date” means the date on which Seller is to repurchase the Mortgage Loans from Buyer provided that in no event shall the Repurchase Date be in excess of ninety (90) days after the Purchase Date.

“Termination Date” means June 29, 2012 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

2.                                       The following definitions are hereby added to Section 1 (Definitions) of the Existing Master Repurchase Agreement:

“Average Outstanding Balance” has the meaning provided in Section 3(o) hereof.

“Current Assets” means the sum of the following items from the Seller’s balance sheet:  cash, cash equivalent, accounts receivable, inventory, marketable securities, prepaid expenses, and other assets that can be converted to cash in less than one year.

“Current Liabilities” means the sum of all money owed by Seller and due within one year as listed on the Seller’s balance sheet.

“Current Ratio” means the Current Assets divided by the Current Liabilities.

“Take-out Purchase Price” means the amount the Take-out Investor will pay the Seller for a Mortgage Loan.

3.                                       Section 3(g) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(g)                                 On the Repurchase Date, Seller shall pay to Buyer a fee of One Hundred and 00/100 Dollars ($100.00) per loan for the first fifty (50) Mortgage Loans purchased pursuant to this Agreement in any calendar month.  Such fee shall be reduced to Ninety and 00/100 Dollars ($90.00) starting with the fifty-first (51st) Mortgage Loan purchased pursuant to this Agreement in any calendar year.

4.                                       Section 3(l) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(l)                                     If the Repurchase Date for a Mortgage Loan occurs later than forty-five (45) days from the Purchase Date, Seller shall pay Buyer an administrative fee of Two Hundred and 00/100 Dollars ($200.00) for such Mortgage Loan, and an additional administrative fee of Two Hundred and 00/100 Dollars ($200.00) if such Mortgage Loan is not repurchased by Seller during each additional thirty (30) day period.  Such payment shall be immediately due upon reaching the end of each period.  In the event the Repurchase Price is paid down to One Hundred and 00/100 Dollars ($100.00) or less remaining on the balance due, the administration fee shall, thereafter, cease.

5.                                       Section 3(o) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(o)                                 On a monthly basis and on the Termination Date, Buyer shall determine the average monthly utilization during the preceding month (or with respect to the Termination Date, during the period from the date through which the last non-utilization fee calculation has been made to the Termination Date by Seller) by dividing (a) the sum of the Purchase Prices, outstanding on each day during such period, by (b) the number of days in such period (the “Average Outstanding Balance”).  If the Average Outstanding Balance determined for any period as a percentage of the Maximum Aggregate Purchase Price (the “Utilization Percentage”) is less than fifty percent (50%), Seller shall pay to Buyer, within one (1) Business Day after receiving notice from Buyer of the amount thereof, a non-utilization fee equal to the product of (i) 0.50%, times (ii) the Maximum Aggregate Purchase Price minus the Average Outstanding Balance, (iii) divided by 360, (iv) multiplied by the number of days in the applicable month (the “Non-Utilization Fee”).  The fee shall be prorated for the month of the Termination Date, if the Termination Date does not occur on the last day of such month.  If the Utilization Percentage in any period is greater than or equal to fifty percent (50%) or the funding volume is greater than two and one quarter (2.25) times the Maximum Aggregate Purchase Price in any period, Buyer shall not be paid a Non-Utilization Fee for that period.  All payments shall be made to Buyer in dollars, in immediately available funds, without deduction, setoff or counterclaim by the twentieth (20th) day of such month.  Buyer may not net such Non-Utilization Fee from the proceeds of any Purchase Price due to Seller.

6.                                       Section 3(p) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(p)                                 In the event the Repurchase Date does not occur within forty-five (45) days of the Purchase Date for any Mortgage Loan, Seller must immediately pay Buyer an amount equal to not less than ten percent (10%) of the Repurchase Price.  In the event the Repurchase Date does not occur within sixty (60) days of the Purchase Date, Seller must immediately pay Buyer an additional amount equal to not less than ten percent (10%) of the Repurchase Price.  In the event the Repurchase Date does not occur within seventy-five (75) days of the Purchase Date, Seller must immediately pay Buyer an additional amount equal to not less than ten percent (10%) of the Repurchase Price.  In the event the Repurchase Date does not occur within ninety (90) days of the Purchase Date, Seller must immediately pay Buyer the amount necessary to reduce the Repurchase Price to One Hundred and 00/100 Dollars.

7.                                       The following is hereby added as new Section 3(r) to the Existing Master Repurchase Agreement:

(r)                                    On a monthly basis the Buyer shall determine the Average Outstanding Balance during the preceding month.  If the Average Outstanding Balance is greater than Twenty Million and 00/100 Dollars ($20,000,000) but less than or equal to Thirty Million and 00/100 Dollars ($30,000,000), Buyer shall pay Seller a Price Differential rebate equal to the product of (i) such Average Outstanding Balance, times (ii) 25 basis points (0.25%), divided by (iii) twelve (12).  If the Average Outstanding Balance is greater than Thirty Million and 00/100 Dollars ($30,000,000), Buyer shall pay Seller a Price Differential rebate equal to the product of (i) such Average Outstanding Balance, times (ii) 37.5 basis points (0.375%), divided by (iii) twelve (12).  Such rebate shall be paid by Buyer to Seller by the twentieth (20th) day of the month of such calculation.

8.                                       Section 6(k) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(k)                                  Minimum Maintenance Account Balance.  Collectively, Seller shall maintain at Buyer at all times during the term of this Agreement a Minimum Maintenance Account Balance of one percent (1%) of the Maximum Average Purchase Price.  In the event Seller maintains a balance of two percent (2%) of the Maximum Average Purchase Price in the account, the Purchase Price Percentage shall be increased to one hundred percent (100%) during such time the increased balance is maintained.

9.                                       Section 7(a)(1) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(a)(1)                    Minimum Adjusted Tangible Net Worth of Seller.  Permit Excel’s Adjusted Tangible Net Worth as of the last day of any fiscal quarter to be less than Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000) or the highest amount required to maintain a mortgage license in any jurisdiction where Seller is licensed to originate mortgage loans, whichever is higher.  Permit AmeriHome’s Adjusted Tangible Net Worth as of the last day of any fiscal quarter to be less than Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000) or the highest amount required to maintain a mortgage license in any jurisdiction where Seller is licensed to originate mortgage loans, whichever is higher.

10.                                 Section 7(a)(4) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(a)(4)                    Maximum Funding Capacity to Adjusted Tangible Net Worth Ratio.  Permit the aggregate (Excel and AmeriHome combined) Maximum Funding Capacity to aggregate (Excel and AmeriHome combined) Adjusted Tangible Net Worth ratio to be greater than 18 to 1 at any time.

11.                                 The following is hereby added as new Section 7(a)(5) to the Existing Master Repurchase Agreement:

(a)(5)                    Minimum Current Ratio.  Permit its Current Ratio as of the last day of any fiscal quarter to be less than 1 to 1.

12.                                 Section 10(l) of the Existing Master Repurchase Agreement is hereby deleted and replaced in its entirety by the following:

(l)                                     Reimbursement.  Seller shall reimburse Buyer for attorneys’ fees and expenses incurred by Buyer to prepare and negotiate the terms of the Purchase Documents.  In addition, all sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto).  Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Purchase Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”  Seller shall reimburse Buyer for all third party expenses, including overnight delivery charges, Buyer incurs to send mortgage loan documents, including the Note, to Take-Out Investors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

All representations and warranties contained in the Existing Master Repurchase Agreement are true and correct as of the date of this Amendment (except to the extent that any of such representations and warranties expressly relate to an earlier date).

ARTICLE IV
MISCELLANEOUS

1.                                       Ratification.  Except as expressly affected by the provisions hereof, the Existing Master Repurchase Agreement, as amended, shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto.  On and after the date hereof, each reference in the Existing Master Repurchase Agreement to “the Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

2.                                       Limited Scope.  This Amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights of the Buyer and the Seller under the Existing Master Repurchase Agreement.

3.                                       Severability.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.                                       Caption.  The captions in the Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

5.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

6.                                       Applicable Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ATTEST:		CUSTOMERS BANK

By:		By:
Name:	J. Christopher Black	Name:	Glenn Hedde
Title:	Senior Vice President	Title:	President, Warehouse Lending

ATTEST:		EXCEL MORTGAGE SERVICING, INC.

By:		By:
Name:		Name:
Title:	Secretary	Title:

ATTEST:		AMERIHOME MORTGAGE CORPORATION

By:		By:
Name:		Name:
Title:	Secretary	Title:

Signature Page to Second Amendment to Master Repurchase Agreement